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                                                                     Exhibit 2.3


                            PATENT PURCHASE AGREEMENT

Agreement made the 8th day of December, 2003 between Equidyne Systems, Inc., a California corporation with its principal place of business located at 11300 Sorrento Valley Road, Ste 255, San Diego, California ("Seller") and HNS INTERNATIONAL, INC., A California corporation with its principal place of business located at 17662 Irvine Boulevard, Suite #20, Tustin California ("Buyer").

RECITALS:
         Seller has developed and markets a needle-free injection device known as Injex, a registered trademark and has been granted patents on such device. Seller is in the process of conveying assets related to this device and seeks to dispose of the patent granted in Japan as part of the conveyance of its assets.

         Buyer is seeking to obtain such assets of Seller in a separate transaction and seeks to purchase the Japanese Patent entitled Hypodermic Jet Injector, numbered 3213008, issued on July 19, 2001.

NOW THEREFORE, Seller and Buyer hereby agree as follows:

     1. Sale of the Patent.

     Seller hereby sells, transfers and assigns to Buyer and Buyer hereby purchases from Seller, all of Seller's right, title and interest in the Patent entitled Hypodermic Jet Injector, number 3213008.

     2. Transfer and Closing.

     The completion of this agreement is conditional upon the closing of the asset purchase agreement between Seller and Buyer dated December 8, 2003 (the "Asset Purchase Agreement"). If the Asset Purchase Agreement does not complete on January 6, 2004, this agreement will be terminated.

     3. Sellers Warranties.

     Seller is currently the sole owner of the Patent and confirms that, to its knowledge, the Patent is valid under the laws of Japan. The Patent is not subject to any lien or other encumbrance or other right in favor of a third party and there are no monies owing or obligations outstanding with respect to the Patent.

     4. General Matters.

     This agreement may be amended only by an instrument in writing. This Agreement will be governed by and construed in accordance with the law of the State of California. Should a dispute arise between the parties and litigation ensues, the prevailing party will be entitled to costs and attorney fees. The Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretations of any provision of this Agreement.

     5. Counterparts.

     This Agreement may be executed in one or more counterparts and by facsimile, each part of which is to be construed an original, and all of which taken together constitute one agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: /s/ Michael Smith                       By: /s/ Jim Fukushima
    --------------------------                 ---------------------------
    Seller, by:                                Buyer, by:
    Title                                      Title